FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. ACQUIRES MAJORITY
INTEREST IN SAN FRANCISCO SELF-STORAGE FACILITY

      SAN FRANCISCO - March 19, 2014 -- Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT investing in self-storage - recently acquired additional interests of approximately 86% and now owns a majority (98%) interest in a 1,120 unit self-storage facility located in downtown San Francisco from various investors in a Delaware statutory trust. This building was previously re-branded under the SmartStop® Self Storage trade name.

      Located at 190 Otis St., the 76,200 square-foot facility offers eight levels (one basement and seven stories) of self-storage units and was converted to self-storage in 2000.

      "This San Francisco facility is located in one of the highest visibility locations in one of the most dense urban markets in the country," said H Michael Schwartz, chairman and CEO of SSTI. "The Class A building also offers prime freeway exposure as it is located adjacent to the 101 Freeway."

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 123 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 78,000 self-storage units and 10.3 million rentable square feet of storage space. For more information about SSTI, please call 949-469-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

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Genevieve Anton
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